EXHIBIT 99.1

AutoZone Announces Completion of Leadership Transition Plan

MEMPHIS, Tenn., Jan. 02, 2024 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO) completed its Leadership Transition Plan announced on June 26, 2023. Today, Phil Daniele, a 30-year AutoZoner, who most recently served as Chief Executive Officer-Elect, became President and Chief Executive Officer (CEO). Bill Rhodes, a 29-year AutoZoner, and our CEO for nearly 19 years, who most recently served as Chairman, President and CEO, transitioned into the role of Executive Chairman.

“A very special congratulations to Phil on becoming AutoZone’s President and CEO. For only the fifth time in our company’s rich history, we have a new CEO. I am tremendously excited about AutoZone’s future and continued growth under Phil’s leadership,” said Bill Rhodes, Executive Chairman, Customer Satisfaction.

“I am extremely honored and enthusiastic about the opportunity to serve as President and CEO of AutoZone, a company that I love dearly and have been a part of for over three decades. Our ability to put the customer first is and will forever be the key to our accelerated growth and continued success. Both Bill and I deeply believe that AutoZone’s best days lie ahead,” said Phil Daniele, President and CEO, Customer Satisfaction.

About AutoZone:

As of November 18, 2023, the Company had 6,316 stores in the U.S., 745 in Mexico and 104 in Brazil for a total store count of 7,165.

AutoZone is the leading retailer and distributor of automotive replacement parts and accessories in the Americas. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. We also have commercial programs in the majority of our stores in Mexico and Brazil. AutoZone also sells the ALLDATA brand automotive diagnostic, repair and shop management software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. We also provide product information on our Duralast branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation services.

Contact Information:

Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com